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                                                                 EXHIBIT a(1)(f)



                            AIM ADVISOR FUNDS, INC.
                             ARTICLES OF AMENDMENT


     AIM ADVISORS FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in the State of Maryland in Baltimore City (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland (the ADepartment@) that:

     FIRST: The Board of Directors of the Corporation has duly advised and adopted, and the shareholders of the AIM Advisor MultiFlex Fund (AMulti-Flex@
Fund) have duly approved, a Plan of Reorganization for MultiFlex Fund, a series of shares of the Corporation, that provides for the filing of these Articles of Amendment pursuant to which: (i) the issued and outstanding Class A Shares, Class B Shares and Class C Shares of MultiFlex Fund will be changed into Class A Shares, Class B Shares and Class C Shares, respectively, of AIM Advisor Flex Fund (AFlex Fund@), another series of shares of the Corporation; and (ii) after such change, the authorized Class A Shares, Class B Shares and Class C Shares of MultiFlex Fund (including the previously issued and outstanding shares which were changed into shares of Flex Fund) will be reclassified as shares of common stock, par value $.001 per share, of the Corporation without further designation or classification, on the following terms:

     (a) CHANGE OF OUTSTANDING SHARES. On the Effective Date of these Articles of Amendment:

          (i) all of the issued and outstanding Class A Shares of MultiFlex Fund shall be changed into Class A Shares of Flex Fund currently authorized based upon their respective net asset values, and thereafter shall have the attributes of Class A Shares of Flex Fund;


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          (ii)   all of the issued and outstanding Class B Shares of MultiFlex
          Fund shall be changed into Class B Shares of Flex Fund currently authorized based upon their respective net asset values, and thereafter shall have the attributes of Class B Shares of Flex Fund; and

          (iii) all of the issued and outstanding Class C Shares of MultiFlex Fund shall be changed into Class C Shares of Flex Fund currently authorized based upon their respective net assets values, and thereafter shall have the attributes of Class C Shares of Flex Fund.

          (iv) immediately following such changes, all previously issued and outstanding Class A Shares, Class B Shares and Class C Shares of Multiflex Fund shall become authorized but unissued Class A Shares, Class B Shares and Class C Shares, respectively of Multiflex Fund.

     (b) ATTRIBUTION OF ASSETS AND LIABILITIES. On the Effective Date of these Articles of Amendment:

          (i) the proportionate undivided interest in the net assets of MultiFlex Fund attributable to its Class A Shares shall become a part of the proportionate undivided interest in the net assets of Flex Fund attributable to its Class A Shares and the expenses, costs, charges and reserves allocated to the Class A Shares of MultiFlex Fund immediately prior to the Effective Date shall become expenses, costs, charges and reserves of Class A Shares of Flex Fund;

          (ii) the proportionate undivided interest in the net assets of MultiFlex Fund attributable to its Class B Shares shall become a part of the proportionate undivided interest in the net assets of Flex Fund attributable to its Class B Shares and the expenses, costs, charges and reserves allocated to the Class B Shares of MultiFlex Fund immediately prior to the Effective Date shall become expenses, costs, charges and reserves of Class B Shares of Flex Fund; and

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          (iii)  the proportionate undivided interest in the net assets of
          MultiFlex Fund attributable to its Class C Shares shall become a part of the proportionate undivided interest in the net assets of Flex Fund attributable to its Class C Shares and the expenses, costs, charges and reserves allocated to the Class C Shares of MultiFlex Fund immediately prior to the Effective Date shall become expenses, costs, charges and reserves of Class C Shares of Flex Fund.

     (c)  SHAREHOLDER ACCOUNTS.  On the Effective Date of these Articles of
     Amendment:

          (i) each shareholder of record of Class A Shares of MultiFlex Fund will receive that number of Class A Shares of Flex Fund currently authorized having an aggregate net asset value equal to the aggregate net asset value of the Class A Shares of MultiFlex Fund held by such shareholder immediately prior to the Effective Date;

          (ii) each shareholder of record of Class B Shares of MultiFlex Fund will receive that number of Class B Shares of Flex Fund currently authorized having an aggregate net asset value equal to the aggregate net asset value of the Class B Shares of MultiFlex Fund held by such shareholder immediately prior to the Effective Date; and,

          (iii) each shareholder of record of Class C Shares of MultiFlex Fund will receive that number of Class C Shares of Flex Fund currently authorized having an aggregate net asset value equal to the aggregate net asset value of the Class C Shares of MultiFlex Fund held by such shareholder immediately prior to the Effective Date.

     (d) RECLASSIFICATION OF MULTIFLEX FUND SHARES. On the Effective Date of these Articles of Amendment and after completion of the actions and events described in paragraphs (a), (b) and (c) of this Article First, all of the 100,000,000 Class A Shares, 100,000,000 Class B Shares and 100,000,000
     Class C shares of MultiFlex Fund previously authorized shall be reclassified as shares of common stock, par value $.001 per share of the Corporation having no further designation or classification and shall thereafter be authorized but unissued shares of stock of the

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     Corporation without further designation or classification.

          The charter of the Corporation is hereby amended as provided in this Article First.

     SECOND: These Articles of Amendment are adopted under the authority contained in Section 2-602(b)(3) and Section 2-602(b)(8) of the Maryland General Corporation Law (the AMGCL@). The amendments to the Charter of the Corporation set forth herein were duly advised and adopted by the Board of Directors of the Corporation, and duly approved by the stockholders of the Corporation entitled to vote thereon, as required by law.

     THIRD: The amendments to the Charter set forth herein do not increase the authorized stock of the Corporation.

     FOURTH: The Effective Date of these Articles of Amendment shall be June 21, 1999, at 8:00 a.m. Eastern Time.

     The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles of Amendment with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.
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     IN WITNESS WHEREOF, AIM ADVISOR FUNDS, INC. has caused these Articles of
Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on June 18, 1999.




                                           AIM ADVISOR FUNDS, INC.

Witness:

/s/ CAROL F. RELIHAN                       /s/ ROBERT H. GRAHAM
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    Carol F. Relihan                           Robert H. Graham
    Secretary                                  President